Exhibit 10.3
Sunnova Energy International Inc.
Retirement Policy for Equity Awards

Approved and Adopted March 15, 2023
By the Board of Directors

Purpose

Sunnova Energy International Inc. and its subsidiaries (collectively, “Sunnova” or the “Company”) has adopted this Retirement Policy for Equity Awards (the “Policy”) to provide retirement benefits to Sunnova executives whose employment terminates pursuant to a Qualifying Retirement, as that term is defined herein. This Policy may be amended, modified or discontinued at the discretion of the Compensation Committee of Sunnova’s Board of Directors (the “Compensation Committee”) at any time. This Policy applies exclusively to employees in the position of Vice President or above of the Company. The Policy will apply with respect to awards granted under Sunnova’s equity incentive plans when employment ends by a Qualifying Retirement, as that term is defined herein, unless otherwise specifically set forth in the applicable award agreement or other agreement.

Qualifying Retirement

A “Qualifying Retirement” is defined as a voluntary termination of employment (when no right to terminate the executive for cause exists) after (i) attaining age 60 and (ii) completing five years of service with the Company immediately preceding the Qualifying Retirement, subject to the terms contained herein.

Notice

An executive must provide both the Chair of the Compensation Committee and (for executives other than the Chief Executive Officer) the Chief Executive Officer with written notice of their planned retirement date at least six (6) months in advance thereof; provided, however, that advance notice by an executive may be reduced or waived by the Compensation Committee or (for executives other than the Chief Executive Officer) by the Chief Executive Officer.

Other Eligibility and Benefit Conditions

•In order to be eligible for retirement benefits under this Policy, an executive must be in the position of Vice President or above of the Company at the time of grant of the equity award; provided, however, that the Compensation Committee may specify at the time of grant of an equity award that the vesting treatment of this Policy will not apply.

•As a condition to the receipt of the retirement benefits described below (the “Benefit Conditions”), an executive will be required to (1) timely execute and not revoke a release agreement, which may include non-disclosure, non-disparagement, and confidentiality language, in a form satisfactory to the Company,(2) comply with the covenants contained in the release agreement, and (3) be reasonably available for an amount of time not to exceed ten hours per month for a period of six months following a Qualifying Retirement to provide assistance and advice on matters related to the business of the Company as reasonably requested.

•For an equity award to receive the Qualifying Retirement treatment described below, the executive must have been employed for at least six months following the date of grant; provided, however, that this service requirement may be reduced or waived by the Compensation Committee.

Sunnova Energy International Inc.
Retirement Policy for Equity Awards

•No equity award shall be granted after written notice of planned retirement is provided as set forth above; provided, however that this restriction may be waived by the Compensation Committee.

•An executive will not be entitled to receive the retirement benefits under this Policy if severance benefits are payable to the executive under a severance plan, agreement or policy.

Qualifying Retirement Treatment of Time-Vested Stock Options

•Unvested stock options subject to a vesting schedule in which vesting occurs in full on a single date (a “cliff vesting schedule”) will vest and become exercisable on a prorated basis on the one-year anniversary of the Qualifying Retirement (or the award’s original vesting date, if earlier). For this purpose, proration will be based on a ratio of the number of days from the date of grant through the one-year anniversary of the Qualifying Retirement (or the award’s original vesting date, if earlier) over the number of days during the entire vesting period, but not to exceed 1.0.

•Unvested stock options that are not subject to a cliff-vesting schedule will continue to vest and become exercisable pursuant to their original vesting schedule for the one-year period following a Qualifying Retirement (through and including the one-year anniversary of the Qualifying Retirement).

•Stock options that are vested at the time of a Qualifying Retirement or that become vested in connection with the Qualifying Retirement or during the one-year period after a Qualifying Retirement, in each case, pursuant to this Policy will continue to be exercisable for a term of five years from the date of grant, or, if longer, three months from the Qualifying Retirement (provided the term of exercisability may not extend beyond the stock option’s original expiration date), and will thereafter expire.

•Any portion of a stock option award that was not vested as of the Qualifying Retirement and that does not vest pursuant to this Policy will be forfeited.

Qualifying Retirement Treatment of Time-Vested Restricted Stock Awards or Units

•Unvested restricted stock awards and units subject to a cliff vesting schedule will vest on a prorated basis on the one-year anniversary of the Qualifying Retirement (or the award’s original vesting date, if earlier) and shall be settled thereafter in accordance with the settlement timing provisions that would otherwise have been applied to the award after the termination of the applicable restricted period, or, if applicable, in accordance with the six-month delay rules of Section 409A as described below. For this purpose, proration will be based on a ratio of the number of days from the date of grant through the one-year anniversary of the Qualifying Retirement (or the award’s original vesting date, if earlier) over the number of days during the entire vesting period, but not to exceed 1.0.

•Unvested restricted stock awards and units that are not subject to a cliff-vesting schedule will continue to vest pursuant to their original vesting schedule for the one-year period following a Qualifying Retirement (through and including the one-year anniversary of the Qualifying Retirement).

•Any portion of a restricted stock award or unit that was not vested as of the Qualifying Retirement and that does not vest pursuant to this Policy will be forfeited.

Sunnova Energy International Inc.
Retirement Policy for Equity Awards

Qualifying Retirement Treatment of Performance-Based Restricted Stock Awards or Units

•Unvested performance-based restricted stock awards and units will vest on a prorated basis on the date of the Qualifying Retirement based on actual achievement of applicable performance metrics.

•Proration will be based on a ratio of the full number of months that have elapsed in the performance period as of the Qualifying Retirement over the total number of months in the performance period, but not to exceed 1.0.

•Performance-based restricted stock awards or units that vest pursuant to this Policy or that are already vested but remain outstanding on or prior to the Qualifying Retirement will be settled following the end of the performance period in accordance with the terms of the award agreement.

•Any portion of a restricted stock award or unit that was not vested as of the Qualifying Retirement and that does not vest pursuant to this Policy will be forfeited.

Equity Treatment on Post-Qualifying Retirement Death, Disability and Change in Control

•For the avoidance of doubt, Executive’s death or Disability (as defined in the applicable award agreement) after the Qualifying Retirement will not alter the treatment described in the Qualifying Retirement Treatment sections above or result in accelerated vesting or exercisability of an award.

•In the event of a Change in Control (as defined in the applicable equity incentive plan), vesting and exercisability shall be calculated as described in the Qualifying Retirement Treatment sections above; provided that vesting and exercisability will occur on the date of the Change in Control, subject to the Section 409A provisions described below, if the award would have otherwise accelerated at the time of the Change in Control pursuant to the terms of the applicable award agreement. Any awards that would have otherwise been forfeited without regard to the Change in Control will not become vested as a result of the Change in Control.

No Additional Benefits

•An executive receiving retirement benefits under this Policy will not be entitled to an annual incentive plan payment for service during the year of the Qualifying Retirement.

•An executive receiving retirement benefits under this Policy will not be entitled to or any post-retirement welfare benefits, except as required by applicable law.

Forfeiture Events

If, at any time, an executive who is eligible for Qualifying Retirement refuses to timely execute a release agreement, revokes a previously signed release agreement, or otherwise acts in violation of a Benefit Condition, then the executive’s unvested awards will be immediately forfeited.

Miscellaneous

Sunnova Energy International Inc.
Retirement Policy for Equity Awards

•In the event of any conflict between the terms of this Policy and an award agreement or plan document, the terms of this Policy shall control; provided, however, that the express retirement terms of any award or other written agreement with the executive, if more favorable, shall control.

•Neither the adoption of this Policy, nor any amendment hereof, shall be constructed as giving any executive the right to be retained in the service of the Company, and all executives shall remain subject to discharge to the same extent as if this Policy had not been adopted.

•This Policy may be amended from time to time by the Compensation Committee; provided, however, that no amendment will have the effect of diminishing the rights of an eligible executive under the terms of this existing Policy with respect to outstanding awards without the consent of the executive.

•It is intended that the provisions of the Policy either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all provisions of this Policy will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the executive is a “specified employee” on the date on which the executive has a “separation from service” (other than due to death) (both within the meaning of Section 409A), any payment or distribution on account of a separation from service that is deferred compensation subject to the six- month delay rules of Section 409A will take place on the earlier of (i) the first business day following the expiration of six months from the executive’s separation from service or (ii) such earlier date as complies with the requirements of Section 409A.

Effective Date and Application of Policy

The Policy is effective as of March 15, 2023 (the “Effective Date”) and will be applicable to (i) all grants on and after the Effective Date under the equity incentive plans of Sunnova Energy International Inc., unless otherwise determined by the Compensation Committee with respect to subsequent one-time, special, and/or retention-based awards and (ii) all equity awards outstanding on the Effective Date.

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